Exhibit 5.1

Squire Patton Boggs (US) LLP 1000 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

October 9, 2025

First Financial Bancorp.
255 East 5th Street, Suite 900 Cincinnati, Ohio 45202

Ladies and Gentlemen:

We acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 5,981,126 common shares (the “Common Shares”), no par value, of the Company to be issued in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2025, by and between the Company and BankFinancial Corporation, a Maryland corporation.

In connection with this opinion, we, as your counsel, examined the Registration Statement, the Merger Agreement and such corporate records, certificates and other documents, and such questions of law, as we considered necessary or appropriate for the purposes of this opinion. In rendering our opinion set forth below, we assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In rendering this opinion, we relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.

Upon the basis of such examination, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Common Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

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First Financial Bancorp. October 9, 2025 Page 2

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Ohio, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinion set forth herein is qualified in that respect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the proxy statement/prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP